Exhibit 99.1

OpGen Announces Pricing of $9.4 Million UNDERWRITTEN Offering

GAITHERSBURG, Md. (October 23, 2019) – OpGen, Inc. (Nasdaq:OPGN) today announced the pricing of an underwritten offering of an aggregate of 4,700,000 units at an effective price of $2.00 per unit. Each unit is comprised of one share of common stock (or common stock equivalent) and one common warrant to purchase one share of common stock. OpGen expects to receive aggregate gross proceeds of $9.4 million from the offering, prior to deducting underwriting discounts and commissions and other estimated offering expenses. OpGen has granted the underwriter a 30-day option to purchase up to an additional 705,000 shares of common stock and/or common warrants to purchase up to 705,000 shares of common stock.

Each common warrant included in the units has an exercise price of $2.00 per share, is exercisable immediately and will expire five years from the date of issuance. The shares of common stock (or common stock equivalent) and the accompanying common warrants can only be purchased together in the offering but will be issued separately. The offering is expected to close on or about October 28, 2019, subject to customary closing conditions.

H.C. Wainwright & Co. is acting as sole book-running manager for the offering.

The Company intends to use the net proceeds of this for the following purposes: prior to the closing of the transactions contemplated by the Implementation Agreement to (1) complete the business combination with Curetis GmbH; (2) provide short-term funding to Curetis GmbH under the Interim Facility to fund the Curetis Group’s current operations; and (3) support research and development and regulatory activities for the Company’s anticipated FDA 510(k) submissions for the Acuitas AMR Gene Panel test and the Acuitas Lighthouse Software; and, if any proceeds remain following the closing of the transactions under the Implementation Agreement, to: (4) commercialize the combined company’s products; (5) support further development and commercialization of the combined company’s informatics products in development; (6) fund directed efforts to the customers and collaborators of each company to introduce the products and services of the combined company; (7) invest in manufacturing and operations infrastructure to support sales of products; and (8) the balance, if any, for general corporate purposes.

A registration statement on Form S-1 (File No. 333-233775) relating to these securities was declared effective by the Securities and Exchange Commission (SEC) on October 23, 2019. The offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to and describing the terms of the offering has been filed with the SEC. Electronic copies of the preliminary prospectus and, when available, copies of the final prospectus relating to the offering may be obtained for free by visiting the SEC's website at www.sec.gov or may be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, by email at placements@hcwco.com or by phone at 646-975-6996.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About OpGen

OpGen, Inc. is a precision medicine company harnessing the power of molecular diagnostics and informatics to help combat infectious disease. We are developing molecular information products and services for global healthcare settings, helping to guide clinicians with more rapid and actionable information about life threatening infections, improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs.

Our molecular diagnostics and informatics products, product candidates and services combine our Acuitas molecular diagnostics and Acuitas Lighthouse informatics platform for use with our proprietary, curated MDRO knowledgebase. We are working to deliver our products and services, some in development, to a global network of customers and partners. The Acuitas AMR Gene Panel (RUO) is intended for Research Use Only and is not for use in diagnostic procedures. The Acuitas Lighthouse Software is not distributed commercially for antibiotic resistance prediction and is not for use in diagnostic procedures. For more information, please visit www.opgen.com.

OpGen, Acuitas, and Acuitas Lighthouse are registered trademarks of OpGen, Inc.

Forward-Looking Statements

This press release includes statements relating to the completion of the offering, the intended use of proceeds from the offering, the expected closing date of the offering and the Company's products and services. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the expected timing of the closing of the offering and OpGen’s expectations regarding the use of proceeds from the offering; risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering, OpGen’s ability to successfully and timely seek approval of, and obtain approval of its stockholders for the business combination with Curetis N.V., satisfy the closing conditions under the Implementation Agreement, successfully combine the businesses of OpGen and Curetis GmbH, comply with the complexities of a global business, achieve the synergies we expect and successfully implement the combined company’s strategic and business goals and objectives. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen Contact:

Michael Farmer
Vice President, Marketing
(240) 813-1284

mfarmer@opgen.com

InvestorRelations@opgen.com

OpGen Press Contact:

Matthew Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

OpGen Investor Contact:

Joe Green

Edison Group

jgreen@edisongroup.com

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